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Contact: Thomas L. Carter, Chief Financial Officer, (317) 715-4195

CHAMPIONSHIP AUTO RACING TEAMS REPORTS FIRST QUARTER 2003 RESULTS

INDIANAPOLIS - May 5, 2003 - Championship Auto Racing Teams, Inc. (NYSE: MPH) today announced financial results for the first quarter ended March 31, 2003.

"We continue to face challenges on many fronts especially in the face of a weak economy and global events" noted Chris Pook, Chief Executive Officer. "However, we have strengthened our sales efforts and continue to make strides in promoting CART's advantages as a powerful marketing tool for multi-national companies interested in exploiting the global market place."

This multi-national theme is demonstrated by the Champ Car schedule, with a spectacular inaugural race in St. Petersburg, Florida, followed by a successful return to Monterrey, Mexico where a large, enthusiastic and knowledgeable crowd cheered for their local heroes. Topping off the initial leg of the season was the 29th running of the Grand Prix of Long Beach, on April 13th, with a traditional strong showing of support from our southern California fan base. "This great start to our season demonstrates the continued popularity and vitality of our series. We hope to build on this momentum as we head to Europe for the month of May to launch the European leg of our 2003 season" stated Pook. CART's European swing starts with an inaugural event just outside of London at the fabled Brands Hatch raceway and then returns to Eurospeedway Lausitz, in Germany, home of a successful Champ Car race in 2001, completing the European tour.

The number of events held in a particular quarter affects the comparability of earnings information from quarter to quarter. CART conducted two events in the first quarter of 2003 and one event in the first quarter of 2002. Toyota Atlantics held one race in the first quarter of 2003 and 2002.

For the three months ended March 31, 2003, total revenues were $6.2 million, compared with $5.6 million a year earlier. Total expenses rose to $20.6 million compared to $7.6 million in the same prior-year period

Race distributions for the three months ended March 31, 2003, were $11.0 million compared to $1.0 million in the same period in the prior year. Race distributions consist of purse payments, year-end point fund, participation payments, and new in 2003, entrant support payments and team assistance. Purse and year-end point fund expenses remain the same as in 2002. Race participation payments were increased from the prior year's amount of $10,000 per race, per entrant to $20,000 in 2003. In 2003, the Company began making entrant support payments to participating teams as part of a financial incentive plan to attract and retain teams to compete in our series; the payments are $22,500 per race, per entrant. Team assistance payments are being made to ensure that there are a sufficient number of race cars competing in our series. As of March 31, 2003, we have expensed $8.0 million in team assistance. The increase was also partially due to holding one additional race in the three months ended March 31, 2003 as discussed above. "The increase in expenses highlights our commitment to invest in our most valuable asset-our teams. This commitment helps to ensure we have a sufficient number of viable teams competing in our series for 2003" stated Thomas Carter, Chief Financial Officer.

The quarterly results also reflect a change in our television agreement with Speed Channel. In 2003, CART pays for television production and is responsible for selling the advertising inventory, while in 2002 Speed Channel paid for production and received the advertising inventory for races broadcast on

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their network. Administrative and indirect expenses were higher than in the previous year's quarter partially due to increases in insurance expense, legal expenses and the timing of certain marketing and promotional initiatives that fell into the 2003 first quarter. "The increase in administrative and indirect expenses for the first quarter of 2003 is not indicative of what we expect for the year" noted Carter.

On March 7, 2003, the Company acquired one hundred percent (100%) of the membership interests in Raceworks, LLC ("Raceworks"). The results of Raceworks' operations have been included in the consolidated financial statements since that date. Raceworks is a motorsports promotion company and holds a revocable license agreement to annually conduct a street race in downtown Miami through 2017, with an option to extend for an additional ten (10) years. The aggregate purchase price was $1.2 million including $473,000 of cash and a promissory note in the amount of $722,000 without interest.

Net loss for the 2003 first quarter was $9.0 million or $0.61 per fully diluted share, compared to a net loss of $1.6 million, or $0.11 per fully diluted share, in the comparable period a year ago. CART continues to maintain a strong balance sheet with cash and short-term investments of $70.6 million and working capital of $75.1 million.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing are just a few of the teams competing this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.champcarworldseries.com.

Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. Among the risks and uncertainties to be considered include, but are not limited to, CART's new co-promoted and self-promoted events; new television and advertising arrangements; the success of races in new venues; the current uncertain economic environment and weak advertising market; among others. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's SEC filings made from time to time, including, but not limited to, the Form 10-Ks and subsequent 10-Qs. Copies of those filings are available from the company and the SEC.

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                      Championship Auto Racing Teams, Inc.
                          Consolidated Balance Sheets
                   As of March 31, 2003 and December 31, 2002
                                 (In Thousands)

                                                    (Unaudited)
                                                     March 31,     December 31,
                                                        2003           2002
                                                     ---------     ------------
ASSETS
CURRENT ASSETS
      Cash and cash equivalents                      $ 15,705        $  6,773
      Short-term investments                           54,920          79,489
      Accounts receivable - net                         9,396           4,657
      Prepaid expenses and other current assets         5,596           1,474
      Income tax refundable                            10,942          10,087
      Deferred income taxes                             1,085           1,184
                                                     --------        --------

TOTAL CURRENT ASSETS                                   97,644         103,664

PROPERTY AND EQUIPMENT - NET                           15,299          10,403

NON-CURRENT DEFERRED INCOME TAXES                       4,171               -

GOODWILL - NET                                            546               -

OTHER ASSETS                                              464             384
                                                     --------        --------

TOTAL ASSETS                                         $118,124        $114,451
                                                     ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts payable                               $  4,158        $  1,703
      Long term debt-current portion                      100               -
      Accrued liabilities:
           Race expense and point award                   347               -
           Royalties                                      105             173
           Payroll                                      2,391           2,455
           Taxes                                          454             743
           Other                                        5,870           4,879
      Deferred revenue                                  9,108           1,423
                                                     --------        --------

TOTAL CURRENT LIABILITIES                              22,533          11,376

DEFERRED INCOME TAXES                                       -              57

LONG TERM DEBT                                          1,700               -

STOCKHOLDERS' EQUITY
      Capital stock                                       147             147
      Additional paid-in capital                       87,765          87,765
      Retained earnings                                 5,522          14,511
      Accumulated other comprehensive income              457             595
                                                     --------        --------

TOTAL STOCKHOLDERS' EQUITY                             93,891         103,018
                                                     --------        --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $118,124        $114,451
                                                     ========        ========

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                      Championship Auto Racing Teams, Inc.
                 Consolidated Statements of Income (Unaudited) For the Quarter Ended March 31, 2003 and 2002
                   (In Thousands, Except Earnings Per Share)

                                                    Quarter ended       Quarter ended
                                                    March 31, 2003      March 31, 2002
                                                    --------------      --------------
REVENUES

Sanction fees                                          $  3,000           $  2,704
Sponsorship revenue                                       1,598              2,280
Television revenue                                          189                205
Engine lease revenue                                        475                  -
Other revenue                                               902                414
                                                       --------           --------
Total revenues                                            6,164              5,603

EXPENSES

Race distributions                                       10,993              1,023
Race expenses                                             1,567              1,701
Race promotion expense                                      333                  -
Television expense                                        1,507                 72
Administrative and indirect expenses                      5,349              4,474
Depreciation and amortization                               820                334
                                                       --------           --------
Total expenses                                           20,569              7,604
                                                       --------           --------

OPERATING LOSS                                          (14,405)            (2,001)
Realized gain (loss) on sale of investments                  85                  -
Interest income                                             489              1,087
                                                       --------           --------

LOSS BEFORE INCOME TAXES                                (13,831)              (914)
Income tax benefit                                       (4,842)              (320)
                                                       --------           --------

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE     $ (8,989)          $   (594)
                                                       ========           ========

CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX)    $      -           $   (956)

NET LOSS                                               $ (8,989)          $ (1,550)
                                                       ========           ========

LOSS PER SHARE BEFORE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE:

     BASIC                                             $  (0.61)          $  (0.04)
                                                       ========           ========
     DILUTED                                           $  (0.61)          $  (0.04)
                                                       ========           ========

NET LOSS PER SHARE:
     BASIC                                             $  (0.61)          $  (0.11)
                                                       ========           ========
     DILUTED                                           $  (0.61)          $  (0.11)
                                                       ========           ========

WEIGHTED AVERAGE SHARES OUTSTANDING:
     BASIC                                               14,718             14,718
                                                       ========           ========
     DILUTED                                             14,718             14,718
                                                       ========           ========